Exhibit 99.1

Gulf Resources Announced the Receipt of Final Stage Governmental Approval for the Construction of Its New Yuxin Chemical Factory

SHOUGUANG, China, Jan. 07, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that it has received the environmental protection approval by the government of Shouguang City, Shandong Province for the proposed Yuxin Chemical factory. The environmental protection approval was the last approval required before commencing construction.

With this approval, Gulf Resources plans to begin construction after the end of Chinese New Year holidays or at the latest in early March 2020. The Company expects that the construction could take up to 18-24 months.

This factory will utilize the most modern production techniques available. It will also utilize equipment that uses all modern technology and provides the highest level of environment protection.

Considering the use of modern production techniques and equipment and less competition, Gulf Resources believes this factory will operate with higher profit margins than before.

Mr. Liu Xiaobin, the CEO of Gulf Resources, stated, “We recognize that this process had been a long and frustrating for our management and our shareholders, however we are very pleased to have finally received final approval to begin construction. We look forward to the day when this factory will provide our company with substantial levels of sales and profits.”

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com